Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-74016) and Form S-3 (No. 333-64192 and No. 333-11842) of ImageWare Systems, Inc. of our report dated April 11, 2003 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-KSB/A.

/s/ PricewaterhouseCoopers LLP

San Diego, CA

May 20, 2004